COMPLIANCE CONSULTING AGREEMENT


     THIS AGREEMENT is made as of this 18th day of August, 2004, by and between HUSSMAN INVESTMENT TRUST (the "Trust"), an Ohio business trust having its principal place of business at 5136 Dorsey Hall Drive, Ellicott City, Maryland 21042, and ULTIMUS FUND SOLUTIONS, LLC ("Ultimus"), a limited liability company organized under the laws of the State of Ohio and having its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires that Ultimus perform certain services for the Trust as required by Rule 38a-1 under the 1940 Act ("Rule 38a-1"); and

     WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.   RETENTION OF ULTIMUS.

     The Trust hereby retains Ultimus to provide the Trust with the services as set forth below. Ultimus hereby accepts such retention to perform such duties.

     (a) Ultimus will provide an individual with the requisite background and familiarity with the Federal Securities Laws (as defined in Rule 38a-1) to serve as the Chief Compliance Officer ("CCO") and to administer the Trust's policies and procedures adopted pursuant to Rule 38a-1. The appointment of the CCO, including the CCO's compensation and any changes to such compensation, will be subject to the approval of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined by the 1940 Act) of the Trust. The CCO may be removed at any time by the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust.

     (b) Ultimus will assist in the preparation and implementation of written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws by the Trust, including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Trust.

     (c) No officer, director or employee of Ultimus will directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence the CCO in the performance of his or her duties as CCO. Ultimus may not remove the CCO.

     (d) The CCO shall provide at least annually, or more often as the Board of Trustees of the Trust reasonably requests, a written report to the Board that addresses, at a minimum:

          1. The operation of the policies and procedures of the Trust and each investment adviser, principal underwriter, administrator, and transfer agent of the Trust, and any material changes made to those policies and procedures since the date of the last report; and

          2. Each Material Compliance Matter (as defined in Rule 38a-1) that occurred since the date of the last report.

     (e) The CCO shall, no less frequently than annually, meet separately with the Trust's Independent Trustees.

     (f) Ultimus shall maintain the following books and records on behalf of the Trust:

          1. A copy of the Trust's Compliance Policies and Procedures adopted by the Trust pursuant to Rule 38a-1 that are in effect, or at any time within the past five years were in effect, in an easily accessible place;

          2. Copies of materials provided to the Board of Trustees in connection with their approval under Rule 38a-1, and written reports provided to the Board of Trustees pursuant to paragraph Rule 38a-1 for at least five years after the end of the fiscal year in which the documents were provided, the first two years in an easily accessible place; and

          3. Any records documenting the Trust's annual review pursuant to Rule 38a-1 for at least five years after the end of the fiscal year in which the annual review was conducted, the first two years in an easily accessible place.

2.   COMPENSATION.

     Ultimus shall receive compensation for the services to be provided under this Agreement in accordance with, and in the manner set forth in, Schedule A attached hereto, as such Schedule may be amended from time to time.

3.   REIMBURSEMENT OF EXPENSES.

     In addition to the fees described in Schedule A attached hereto, Ultimus shall be promptly reimbursed for its reasonable out-of-pocket expenses in providing services hereunder.

4.   EFFECTIVE DATE.

     This Agreement shall become effective as of the date first written above.

5.   TERMINATION OF THIS AGREEMENT.

     This Agreement may be terminated, without penalty, (i) by the Trust at any time upon written notice to Ultimus, or (ii) by Ultimus upon ninety (90) days' prior written notice to the Trust.

6.   STANDARD OF CARE.

     The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. Ultimus shall indemnify and hold harmless the Trust for any damages arising directly or indirectly out of Ultimus' failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus' willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder, including, but not limited to, the willful failure of the CCO to report to the Board of Trustees any Material Compliance Matter (as defined in Rule 38a-1) involving the Trust or any investment adviser, principal underwriter, administrator or transfer agent of the Trust.

     Without limiting the generality of the foregoing or any other provision of this Agreement, Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above. Ultimus may consult with counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.

7.   INDEMNIFICATION OF ULTIMUS.

     The Trust agrees to indemnify and hold harmless Ultimus from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Trust, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Trust shall have no obligation to indemnify or reimburse Ultimus under this Article 7 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.

     Ultimus shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Ultimus' own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

8.   RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

     All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of the Trust and all such records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason. Ultimus may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Trust files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection. If not so turned over to the Trust, (1) such documents and records will be copied and complete copies shall be delivered to the Trust by Ultimus as soon as reasonably practical, and (2) the original documents and records will be retained by Ultimus for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

9.   INSURANCE.

     The Trust shall maintain professional liability insurance coverage that covers the duties and responsibilities of the CCO (who shall be named as an officer of the Trust) in providing the services under this Agreement. The Trust shall notify Ultimus should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Ultimus shall notify the Trust of any material claims with respect to services performed under this Agreement, whether or not they may be covered by insurance.

10.  AMENDMENTS TO AGREEMENT.

     This Agreement, or any term thereof, may be changed or waived only with the written approval of the Board of Trustees of the Trust.

11.  NOTICES.

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Trust, at 5136 Dorsey Hall Drive, Ellicott City, Maryland 21042, Attn: John P. Hussman; and if to Ultimus, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Robert G. Dorsey; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

12.  GOVERNING LAW.

     This Agreement shall be construed in accordance with the laws of the State of Ohio without giving effect to the provisions thereof relating to conflicts of law. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.  LIMITATION OF LIABILITY.

     A copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, and Ultimus shall look only to the assets of the Trust for the satisfaction of such obligations.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                    HUSSMAN INVESTMENT TRUST

                                    By:  /s/ John P. Hussman
                                         ---------------------------------------

                                    Title: President


                                    ULTIMUS FUND SOLUTIONS, LLC

                                    By:  /s/ Robert G. Dorsey
                                         ---------------------------------------

                                    Title: President

                                   SCHEDULE A
                            TO THE AGREEMENT BETWEEN
                            HUSSMAN INVESTMENT TRUST
                                       AND
                           ULTIMUS FUND SOLUTIONS, LLC


                                FEES AND EXPENSES
                                -----------------


Ultimus shall receive the fees described below. Such fees are computed and payable monthly.

BASE FEE:
$750 per month for a single series of the Trust.
Each additional series increases the base fee by $250 per month.

ASSET-BASED FEE:
The first $100 million of net assets is included in the base fee.
..005% per annum (1/2 basis point) on average net assets from $100 million to $500 million
..0025% per annum (1/4 basis point) on average net assets from $500 million to $1 billion
..00125% (1/8 basis point) per annum on average net assets above $1 billion



OUT-OF-POCKET EXPENSES:

     The fees set forth above shall be in addition to the payment of reasonable out-of-pocket expenses, as provided for in Section 3 of this Agreement.